Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-223746) pertaining to the Arcus Biosciences, Inc. 2018 Equity Incentive Plan, the Arcus Biosciences, Inc. Amended and Restated 2015 Stock Plan, and the Arcus Biosciences, Inc. 2018 Employee Stock Purchase Plan of our report dated March 5, 2019, with respect to the consolidated financial statements of Arcus Biosciences, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Redwood City, California

March 5, 2019